V

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under Rule 14a-12

PATTERSON-UTI ENERGY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

(281) 765-7100

April [  ], 2018

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 14, 2018, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting sustainability. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

Thank you for your support.

Sincerely,

Mark S. Siegel Chairman of the Board	William Andrew Hendricks, Jr. President, Chief Executive Officer and Director

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2018

The 2018 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 14, 2018, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064 (the “Meeting”), for the following purposes:

•

to elect eight directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	to approve an amendment of Patterson-UTI’s Restated Certificate of Incorporation to increase the number of authorized shares of Patterson-UTI’s common stock;
•	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2018;
•	to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers; and
•	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 16, 2018 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Senior Vice President, General Counsel and Secretary
April [ ], 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 14, 2018

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.

10713 West Sam Houston Parkway North, Suite 800

Houston, Texas 77064

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 14, 2018

General Information About the Annual Meeting and Voting

The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI” or the “Company”), has made this proxy statement and its 2017 annual report available to you on the Internet or, upon your request has delivered printed versions of these materials to you by mail beginning on or about April [  ], 2018. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2018 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 14, 2018, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064, or at any adjournment or postponement thereof.

The Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April [  ], 2018.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support sustainability. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
•

“FOR” the approval of the amendment of Patterson-UTI’s Restated Certificate of Incorporation to increase the number of authorized shares of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”);

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2018;
•	“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers; and
•	“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.

If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
•	attending the Meeting and voting in person.

If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting.

The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $8,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

Shares Outstanding and Voting Rights

Only stockholders of record of Patterson-UTI’s Common Stock at the close of business on April 16, 2018 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 16, 2018, there were [] shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 16, 2018 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available at the Meeting and during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period prior to the Meeting for examination by any stockholder for any purpose germane to the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 16, 2018 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

“Broker non-votes” will be considered present at the Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of an independent registered public accounting firm and the approval of the amendment of Patterson-UTI’s Restated Certificate of Incorporation are generally considered routine matters, whereas the election of directors and the advisory approval of executive compensation are not considered routine matters. For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,
•	withhold authority to vote for one or more of the nominees, or
•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.    Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast with respect to the election of directors. This will have the effect of reducing the absolute number of votes cast for the election of directors.

Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors.  There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position	Director Since
Mark S. Siegel	67	Chairman of the Board and Director	2001
William A. Hendricks, Jr.	53	President and Chief Executive Officer	2017
Charles O. Buckner	73	Director	2007
Tiffany (TJ) Thom Cepak	45	Director	2014
Michael W. Conlon	71	Director	2012
Curtis W. Huff	60	Director	2001
Terry H. Hunt	69	Director	2003
Janeen S. Judah	58	Director	2018

The following charts show a snapshot of the average tenure, average age and gender diversity of the members of our Board of Directors.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. Mr. Siegel is the past chairman and a current member of the Board of Directors of the Cedars-Sinai Medical Center, and previously served on the Board of Trustees of the J. Paul Getty Trust from 2005 to 2017 (including as Chair from 2010 to 2015). From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University (Magna Cum Laude and Phi Beta Kappa) and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law (Order of the Coif).

The Board of Directors considered Mr. Siegel’s broad business and legal experience, as well as his expertise with respect to Patterson-UTI’s business. In addition, the Board considered Mr. Siegel’s demonstrated leadership for more than 20 years in the aggregate of Patterson-UTI and one of its predecessor companies, UTI Energy Corp. (“UTI”). In addition, the Board considered Mr. Siegel’s prior leadership experience in other public companies and in the oil services industry, and in numerous other businesses and industries. Mr. Siegel also brings substantial experience and expertise in mergers and acquisitions, capital structure transactions, strategic planning, and board and business management. Mr. Siegel’s broad and deep experience and expertise allows him to provide Patterson-UTI with valuable leadership in all areas of its business endeavors.

William Andrew Hendricks, Jr. —Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012 and as a director of Patterson-UTI since June 2017. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. From May 2010 through March 2012, Mr. Hendricks served as President of Schlumberger Drilling & Measurements, a division of Schlumberger. Prior to that date, Mr. Hendricks worked for Schlumberger in various worldwide locations and capacities since 1988, including serving in numerous executive positions since 2003. Mr. Hendricks holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

The Board of Directors considered Mr. Hendricks’ more than 30 years of combined operational and managerial experience in the oil and gas industry.  In addition, the Board noted his nearly six years of service as Patterson-UTI’s President and Chief Executive Officer and nearly ten years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements.  The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy.  In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into markets outside of North America.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s U.S. energy practice. Mr. Buckner served as a director for KLR Energy Acquisition Corp., a blank check company formed to source, acquire and, after its initial business combination, build an oil and gas exploration and production business (“KLR Energy”), from March 2016 to April 2017. Mr. Buckner served as a director of Energy Partners, Ltd., a publicly held company with oil and natural gas exploration and production on the continental shelf in the Gulf of Mexico from 2009 to 2014, Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

The Board of Directors considered Mr. Buckner’s service as a director of oil and gas companies, as well as his experience, expertise and background with regard to accounting matters, which includes his role as the former chairman of Ernst & Young LLP’s U.S. energy practice.

Tiffany (TJ) Thom Cepak — Ms. Cepak has served as a director of Patterson-UTI since August 2014. Ms. Cepak has served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc. since August 2017. Ms. Cepak served as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017. Ms. Cepak served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Cepak began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Cepak was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Cepak was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Cepak has more than 20 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.

The Board of Directors considered Ms. Cepak’s more than 20 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Cepak’s executive management experience, including most recently as chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters. The Board also considered Ms. Cepak’s diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Michael W. Conlon — Mr. Conlon has served as a director of Patterson-UTI since September 2012. Mr. Conlon retired as a partner of the law firm, Norton Rose Fulbright US LLP, in January 2012 after 40 years with the firm. Mr. Conlon specialized in corporate, securities and merger and acquisition matters. Mr. Conlon was partner-in-charge of the firm’s Houston office from 2007 to 2011, was co-partner-in-charge from 2001 to 2007 and partner-in-charge of its Washington, D.C. office from 1992 to 1998. Mr. Conlon currently is an Advisory Director to Tailored Brands, Inc., a specialty retailer of men’s apparel and international supplier of corporatewear, and an NYSE listed company. Mr. Conlon holds a Bachelor of Arts degree in Economics from Catholic University of America, where he graduated magna cum laude and as a member of Phi Beta Kappa, and a Juris Doctorate from the Duke University School of Law, where he graduated as a member of the Order of the Coif.

The Board of Directors considered Mr. Conlon’s more than 40 years of experience handling corporate, securities and mergers and acquisition matters as a lawyer with an international law firm, as well as his service in a number of management roles throughout his tenure at the firm. The Board noted Mr. Conlon’s experience in representing numerous public companies, including Patterson-UTI, and other energy services companies, allows him to provide valuable insight on legal, governance and regulatory issues facing Patterson-UTI.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff was Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006, and he was a senior advisor to that firm from 2012 to February 2015. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is a Vice Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas, and a member of the board of directors of the Houston Food Bank.

The Board of Directors considered Mr. Huff’s background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and retired senior natural gas and electric utility executive. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a Pennsylvania-based natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President of Carnegie Natural Gas and Apollo Gas Company, both Appalachian natural gas distribution companies. He also previously served in senior management positions in natural gas project and venture development, oil and natural gas exploration and development evaluation and operations and major production facilities construction with Texas Oil & Gas Corp. and Atlantic Richfield. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

The Board of Directors considered Mr. Hunt’s more than 25 years of experience covering most phases of the upstream oil and natural gas industry in the United States and Canada, including the evaluation of exploration and development programs, oil and natural gas production and pipeline operations, and project development and major production facility construction. This experience and background provides Patterson-UTI with an invaluable perspective of the oil and natural gas industry and its customers. In addition, Mr. Hunt’s many years of senior executive experience leading natural gas distribution, storage and marketing companies provides insight into the management of multi-faceted businesses and the markets for natural gas in North America.

Janeen S. Judah — Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007.  Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981. Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center.

The Board of Directors considered Ms. Judah’s more than 35 years of operational, managerial and environmental experience in the oil and gas industry. The Board noted her experience derived from oil and gas industry positions held involving significant operational and management responsibilities, including positions with Chevron and upstream petroleum engineering positions. The Board also noted Ms. Judah’s extensive international experience, including most recently as general manager for Chevron’s Southern Africa business unit, which allows her to provide Patterson-UTI with valuable insight on international and strategic matters. The Board also considered Ms. Judah’s service as the President of the Society of Petroleum Engineers from 2017 to 2018, as well as her diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Board Leadership Structure, Lead Director and Board Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO.

The Board also believes part of an effective Board leadership structure is to have a lead independent director, the “Lead Director.” The Board has appointed Mr. Huff as the Lead Director. The independent directors meet regularly in executive sessions at which only independent directors are present, and the Lead Director chairs those sessions. The Lead Director serves as a liaison between the Chairman and the independent directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate.

The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman and the appointment of an independent Lead Director, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board discharges this responsibility, in part, through regular inquiries from the Chairman of the Board and/or the Lead Director to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings of general and specific risks to Patterson-UTI.

Meetings and Committees of the Board of Directors

The Board of Directors met 12 times during the year ended December 31, 2017. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Buckner, Conlon, Huff and Hunt and Mses. Cepak and Judah are independent within the meaning of the Nasdaq listing standards. In reaching this conclusion, the Board considered that Patterson-UTI’s pressure pumping business has rented mobile proppant management systems from an oilfield service company in which Mr. Huff has a less than two percent indirect equity interest, which involved aggregate rental payments of approximately $300,000 between December 31, 2016 and March 31, 2018.  Additionally, the Board considered that Mr. Huff has an indirect equity interest in two customers of Patterson-UTI’s oilfield rental tool business and in a vendor to Patterson-UTI’s contract drilling business, all of which entities received less than $10,000 from, or paid less than $10,000 to, Patterson-UTI since January 1, 2017. The Board has determined that these transactions are not material to any such company, Patterson-UTI or Mr. Huff and that such transactions do not affect his independence under applicable rules and regulations.

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Hendricks and Huff, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Cepak, each of whom is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements and internal control over financial reporting. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Buckner and Huff and Ms. Cepak are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee held seven meetings during the year ended December 31, 2017. Please see “Audit Committee Report” elsewhere in this proxy statement.

The Compensation Committee members are Messrs. Hunt (chairman), Buckner, Conlon and Huff, each of whom is independent as defined in the Nasdaq listing standards. Among other things, the Compensation Committee sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held 12 meetings during the year ended December 31, 2017. Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Conlon (chairman), Buckner and Huff and Ms. Cepak, each of whom is independent as defined in the Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee is to, among other things, identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to recommend nominees for Board committees, to review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the annual review of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2017.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, nominations of persons for election to the Board may be made at a meeting of stockholders only by or at the direction of the Board or by a stockholder who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and gives timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2019 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 14, 2019 and not later than March 16, 2019; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 14, 2019, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•

as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,
•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders. In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee.

Succession Planning

The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long term business strategies. The Board of Directors reviews the succession plan for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession plan addresses (i) both current and long term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness: (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long term continuity planning for succession to the Chief Executive Officer position.

Political Contributions

Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability

Patterson-UTI is committed to long-term sustainability with respect to the environment, our society and our long-term corporate success. A copy of Patterson-UTI’s sustainability commitment can be accessed electronically in the “Sustainability” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI.

Communication with the Board and its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All of the directors at the time of the 2017 annual meeting of stockholders attended the meeting by telephone.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents can be accessed electronically in the “Corporate Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;
•	Compensation Committee Charter;
•	Nominating and Corporate Governance Committee Charter;
•	Corporate Governance Guidelines;
•	Code of Business Conduct and Ethics for its employees, officers and directors;
•	Code of Business Conduct and Ethics for Senior Financial Executives; and
•	Global Anticorruption Policy.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT OF THE PATTERSON-UTI
RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PATTERSON-UTI’S COMMON STOCK

Background

Subject to the approval of the stockholders, the Board has approved a proposal to amend Patterson-UTI’s Restated Certificate of Incorporation to increase the number of authorized shares of Patterson-UTI’s Common Stock from 300 million to 400 million. If adopted by the stockholders, the amendment would become effective upon filing of an appropriate certificate of amendment with the Secretary of State of the State of Delaware. The proposed amendment would replace the first sentence of Article Fourth of the Restated Certificate of Incorporation with the following language:

“The total number of shares of stock that the Corporation shall have authority to issue is four hundred one million (401,000,000) shares, of which 400 million (400,000,000) shares shall be Common Stock, having a par value of $0.01 per share, and one million (1,000,000) shares shall be Preferred Stock, having a par value of $0.01 per share.”

As of March 31, 2018, Patterson-UTI had 300 million authorized shares of Common Stock, with approximately 222 million shares of Common Stock outstanding, approximately 45 million shares of Common Stock held as treasury shares, and approximately 15 million shares of Common Stock either underlying awards outstanding or still available for grant under our 2005 Long-Term Incentive Plan and 2014 Long-Term Incentive Plan, as amended and restated (the “Amended and Restated 2014 Long-Term Incentive Plan”). As a result, only approximately 19 million shares of Common Stock remain available for new issuance outside of the Amended and Restated 2014 Long-Term Incentive Plan as of March 31, 2018.

The Board believes it is in the best interest of Patterson-UTI to increase the number of authorized shares of Common Stock in order to give Patterson-UTI greater flexibility in considering and planning for future corporate needs, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The Board believes that additional authorized shares of Common Stock will enable Patterson-UTI to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to Patterson-UTI without the delay and expense associated with convening a special meeting of Patterson-UTI’s stockholders.

During the past two years, Patterson-UTI has used authorized shares of Common Stock to pursue important acquisitions and other business opportunities. For example, in 2017 Patterson-UTI issued 47.5 million shares in connection with its acquisition of Seventy Seven Energy Inc. and an additional 8.8 million shares in connection with its acquisition of MS Directional, LLC. Unless stockholders approve the proposed amendment to the Restated Certificate of Incorporation, Patterson-UTI may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

Patterson-UTI has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock that will result from Patterson-UTI’s adoption of the proposed amendment. Except as otherwise required by law or by a regulation of Nasdaq, the newly authorized shares of Common Stock will be available for issuance at the discretion of the Board (without further action by the stockholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of Patterson-UTI’s existing stockholders, any future issuance of additional authorized shares of Patterson-UTI’s Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.

In addition to the corporate purposes mentioned above, an increase in the number of authorized shares of Patterson-UTI’s Common Stock may make it more difficult to, or discourage an attempt to, obtain control of Patterson-UTI by means of a takeover bid that the Board determines is not in the best interest of Patterson-UTI and its stockholders. However, the Board does not intend or view the proposed increase in the number of authorized shares of Patterson-UTI’s Common Stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of Patterson-UTI.

Any newly authorized shares of Patterson-UTI’s Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of Patterson-UTI’s Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

The Board of Directors recommends a vote “FOR” the approval of the Amendment.  Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting. As a result, abstentions will have the same effect as a vote “AGAINST” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Because the approval of the amendment of Patterson-UTI’s Restated Certificate of Incorporation is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2018, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm.    Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. Because the ratification of an independent registered public accounting firm is considered a routine matter, if you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization will nevertheless be entitled to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution on the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:

•

providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock, restricted stock units, performance units, and, in some years, stock options, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;

•	emphasizing variable equity and cash compensation to link realized compensation to performance;
•

reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies, while recognizing that Patterson-UTI’s executive compensation program has historically emphasized low comparative base compensation;

•	providing performance-based annual cash incentive bonuses designed to put a meaningful portion of total compensation at risk;
•	awarding performance units, and, in some years, stock options, whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
•	awarding restricted stock, restricted stock units, performance units, and, in some years, stock options that generally vest over periods of three years; and
•	establishing stock ownership guidelines.

The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:

“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2018 Annual Meeting of Stockholders of the Company.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers.

The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation.    Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such approval. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of, or nominee for election to, the Board of Directors.

Name	Age	Position
C. Andrew Smith	47	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	58	Executive Vice President and Chief Commercial Officer
Seth D. Wexler	46	Senior Vice President, General Counsel and Secretary
James M. Holcomb	55	President — Patterson-UTI Drilling Company LLC

C. Andrew Smith — Mr. Smith has served as Executive Vice President and Chief Financial Officer of Patterson-UTI since September 2017. From April 2014 until September 2017, Mr. Smith served as Executive Vice President and Chief Financial Officer of Kirby Corporation, a marine transportation and diesel engine services company. From January 2014 to April 2014, Mr. Smith served as Executive Vice President – Finance of Kirby Corporation. Prior to joining Kirby Corporation, Mr. Smith served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, LTD and NATCO Group. Mr. Smith is a Certified Public Accountant and holds a degree in business administration from the University of Houston.

Kenneth N. Berns—Mr. Berns has served as Executive Vice President and Chief Commercial Officer of Patterson-UTI since May 2017. Mr. Berns served as a director of Patterson-UTI from May 2001 to June 2017 and as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.

Seth D. Wexler — Mr. Wexler has served as Senior Vice President, General Counsel and Secretary of Patterson-UTI since February 2017. Mr. Wexler served as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

James M. Holcomb — Mr. Holcomb has served as President of Patterson-UTI Drilling Company LLC since January 2012. Mr. Holcomb came to Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company and since that time has served in numerous operational management roles, including as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 30 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for our Named Executive Officers (“NEOs”). Except as otherwise specifically described below, the discussion in this CD&A applies to all of our NEOs.

Named Executive Officer (1)	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
C. Andrew Smith(2)	Executive Vice President and Chief Financial Officer
John E. Vollmer III(3)	Former Executive Vice President – Corporate Development, Chief Financial Officer and Treasurer
Mark S. Siegel	Executive Chairman of the Board
Kenneth N. Berns	Executive Vice President and Chief Commercial Officer
James M. Holcomb	President, Patterson-UTI Drilling Company LLC

(1)

References in this CD&A to the “top four NEOs” refer only to Mr. Smith (our current Chief Financial Officer) and Messrs. Hendricks, Siegel and Berns, except for periods prior to September 8, 2017, in which case the term refers to Mr. Vollmer (our former Chief Financial Officer) and Messrs. Hendricks, Siegel and Berns. Mr. Holcomb’s compensation is addressed separately.

(2)	Mr. Smith was appointed as the Executive Vice President and Chief Financial Officer of the Company on September 8, 2017.
(3)

Mr. Vollmer retired as Patterson-UTI’s Executive Vice President – Corporate Development and Chief Financial Officer on September 8, 2017. Effective December 31, 2017, Patterson-UTI entered into an employment agreement with Mr. Vollmer whereby he currently serves as a consultant to Patterson-UTI through December 2021.

Executive Summary

Changes in our 2017 Compensation Program

The executive compensation program at Patterson-UTI is managed by our Compensation Committee. The program is designed to foster operational excellence and to reward strong financial performance on both a short-term and a long-term basis for the benefit of Patterson-UTI and its shareholders.

During 2017, the Committee engaged in a substantial redesign effort with the objective of establishing a program that would remain aligned with these goals, while providing a more appropriate foundation for Patterson-UTI as the Company continues to grow and mature. We believe that our prior program served the Company well for many years during a period of significant change and success. However, the Committee determined that the prior program no longer fit Patterson-UTI in its current stage of development, that it had elements that were no longer considered “best practices,” and, in some cases, that it was not delivering the desired compensation results.

What We Changed	Why We Changed

Adopted a more market-based approach to compensation determination by eliminating our historical team-based matrix for incentive award determination and tying individual compensation opportunities more closely to individual roles and responsibilities.

A more market-based approach to individual pay decisions is better aligned with the way in which our management team has evolved, ties us more closely to our competitive market, and provides a more solid foundation from which to attract, retain, and develop talent going forward.

Adopted a more holistic goal-based approach to short-term incentives, replacing our prior plan which funded bonuses as a percent of EBITDA with a plan based upon multiple pre-established financial and operational measures with target opportunities set as a percent of salary and payouts within a more limited range.

Our new program is better aligned with our peers and with generally accepted best practices of compensation governance and ties compensation more directly to specific short-term performance measures that are intended to drive long-term growth.

Eliminated stock options from our long-term incentive mix for 2017.

Stock options historically contributed to share usage and shareholder dilution to a greater extent than restricted stock or performance unit awards, and they continue to decline in prevalence among our peers. In addition, with the elimination of the performance-based pay exemption under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the ability of stock options to automatically qualify for this exemption to the Section 162(m) limitations is no longer a relevant consideration.

Eliminated the absolute total shareholder return (TSR) metric in our performance unit awards, tying payouts directly to our relative level of performance versus peers.

Our previous program paid out 0% if absolute TSR was negative, regardless of our level of relative performance – a practice which resulted in 0% payouts for two performance periods during which the Company performed well above the peer group 75th percentile.

The Committee believes that this design feature unfairly penalized management and created retention risks during a period of strong relative performance in the midst of an industry-wide downturn. The Committee also believes that settlement of performance units in the form of shares ensures that the realized value of awards will remain directly tied to absolute TSR performance with or without an additional performance condition.

The Compensation Committee’s objective has always been to tie pay to performance and to structure a total compensation program that would provide realized compensation at the top quartile of our peer group in return for top quartile performance. In so doing, the Compensation Committee sought to provide incentives that were understandable and based upon measures tied to long-term growth in shareholder value.

The Compensation Committee believes that the 2017 executive compensation program enhances the connection between pay and performance, reduces the risk of disconnects in the future, allows us to be more competitive in recruiting and retaining key executives, reflects the best policy for this stage in the evolution of our company, and is aligned with the best interests of our shareholders.

Adherence to Good Governance and Compensation Practices

We are mindful of the positive impact that strong corporate governance can have on maintaining an executive compensation program that is aligned with the interest of our stockholders. In designing the current executive compensation program, we sought to incorporate best practices for compensation governance including those summarized below.

What We Do	What We Don’t Do

☑50% or more of compensation in the form of long-term incentives

☑Variable compensation based upon absolute performance and performance versus peers

☑Claw-back provisions that apply to our all of our executive officers

☑Share ownership requirements for our executive officers and directors

☑Anti-pledging policy for our executive officers and directors

☑Anti-hedging policy for our executive officers and directors

☑Use of advice from independent compensation consultant and feedback from stockholders

☑Hold an annual Say-on-Pay vote

☒No re-pricing of options

☒No single trigger change-of-control severance arrangements

☒No dividends or dividend equivalents on unearned performance units

☒No new agreements with tax gross-ups and none entered into in more than five years

☒No perquisites to top four NEOs that are not widely available to our other employees

2017 Performance Highlights

Our performance over the past five years has been exceptionally great, as evidenced by our total shareholder return (TSR) performance relative to our 18 company peer group through December 31, 2017.

Top Tier TSR Performance Relative to Peers and Broader Industry
•74th percentile for 2017 •100th percentile for the past three-year period •93rd percentile for the past five-year period

Over this period, the Company has been recognized as one of the pre-eminent North American oilfield services companies, with leadership positions both in land drilling and pressure pumping – the two services that are the key drivers for the development of shale energy in the United States. We have delivered this strong performance during a period that has included high commodity prices and high utilization of our assets, as well as low commodity prices and correspondingly low levels of asset utilization.

Our strong performance is evidence of our commitment to building long-term shareholder value and has been driven by several key strategic decisions that have been in place for over ten years:

Consistent Strategic Focus
Adherence to a clear strategic plan focused on growing our core businesses, while differentiating ourselves with quality equipment and personnel	Willingness to commit needed capital to provide customers with the quality of equipment required for efficient and safe operations	Commitment to operational excellence with an uncompromising focus on safety
Development of a diverse, well-trained and highly-motivated workforce	Maintenance of a strong “fortress” balance sheet that permits us to focus on building a long-term, “built-to-last” company	Creation of a “nimble” management organization that is able to react intelligently, quickly and decisively when opportunities or challenges arise

Although our financial results, like others in our industry, have been materially negatively impacted by adverse market conditions, our strategic focus helped us to generate strong cash flow from operating activities in 2017, increase drilling market share, increase pressure pumping market share, preserve cash, and strengthen our balance sheet to weather the downturn and prepare for a recovery. Specific actions taken during 2017 included the following:

•Strategic Merger with Seventy Seven Energy (SSE). Consummated a merger in April 2017 with a provider of contract drilling, pressure pumping and oilfield rental services, which added, among other things, 40 APEX® class drilling rigs and approximately 500,000 fracturing horsepower to Patterson-UTI’s existing equipment fleet.

•Equity Offering. Raised $472 million through an overnight equity offering at very attractive pricing and at a small discount to the closing price of Patterson-UTI’s stock price.

•Strengthened Balance Sheet. Reduced debt to total capitalization from 21% to 18%, increased the size of our revolving credit commitments and extended the maturity date of such commitments to March 2019.

•Growth.  Achieved increased activity and revenue and Adjusted EBITDA growth in core businesses compared to 2016.

•Broadening Service Offerings. Consummated an acquisition in October 2017 of MS Directional, a leading directional drilling services company in the United States, which improved our position in the U.S. onshore drilling and completion markets by broadening our service offerings. Also, acquired oilfield rentals business through SSE merger.

•Solid Execution. Successful upgrade of drilling rigs, activation of pressure pumping spreads, cost control and reduction of operational downtime during 2017.

•Employee Hiring. Employee head count was increased approximately 138%, from approximately 3,200 at December 31, 2016 to approximately 7,600 at December 31, 2017.

•Achieved Investment Grade Rating.  Moody’s and S&P provided indicative investment grade rating for Patterson-UTI in anticipation of January 2018 debt offering (which received investment grade rating).

Major Transactions Contributed to Continued Growth in Quality and Quantity of Rigs and Horsepower

What Guides Our Program

As discussed in greater detail in this CD&A, the majority of compensation for our NEOs is provided in the form of variable components, with realized value dependent upon annual financial performance or upon the multi-year performance of our common stock. As a result, target pay opportunity and the grant date value of equity awards as reported in the Summary Compensation Table can vary significantly from the compensation actually realized by our NEOs each year.

The chart below provides a comparison of reported pay for our CEO for each of the past three years as compared to his realized pay for each year.

CEO Target Pay vs. Realized Pay 2015 – 2017

Definitions of Pay	Base Salary	Annual Bonus	Performance Units	Restricted Stock	Stock Options
Reported pay	Actual paid	Target opportunity	Grant date (target) value for awards granted during year	Grant date value of shares granted during year	Grant date value of options granted during year
Realized pay	Actual paid	Actual paid based on annual performance	Market value of shares vested for performance periods ending during that year	Market value of shares vested during year	Value realized from options exercised during the year

Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward them for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation packages designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Specifically, the 2017 program was designed to reinforce the following goals:

•	Provide quality services for our customers in a safe and efficient manner;
•	Generate strong financial performance and returns for our stockholders;
•	Attract and retain highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems; and
•	Be a model corporate citizen in the communities in which we work.

In order to accomplish these goals, we provide total direct compensation in the following three components:

Component	Description	Alignment with Shareholders
Base Salary	Fixed level of base compensation tied to core day to day responsibilities	•Critical to attraction and retention of executive talent •Subject to periodic review based on market data and individual performance
Annual Cash Incentive (Bonus)	Annual cash bonus opportunity expressed as a percent of salary and tied to achievement relative to pre-established annual financial, operational and other defined goals	•Keeps a significant portion of annual compensation at-risk for achievement of key performance indicators (KPIs) that help drive long-term growth in value
Long-term Incentives	Annual grants of equity-based incentives in the form of time-vested and performance-based restricted stock and performance units that vest or must be earned over a multi-year period

•Holds management accountable for growing shareholder value over the long-term

•Maintains strong, direct alignment with shareholders through the use of equity

•Enhances retention by vesting awards over multiple years

For 2017, total direct compensation for our NEOs was most heavily weighted toward long-term incentives, as shown below.  These charts for 2017 include cash and equity awards pursuant to the one-time pool described in “Special, One-Time Awards for the Transformative SSE Merger”.

2017 TOTAL DIRECT COMPENSATION
CEO and Chairman	Other NEOs
61% Long-term 93% Variable

Process for Determination of Executive Compensation

Role of the Compensation Committee

The Board of Directors has delegated the management of Patterson-UTI’s executive compensation program to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.

Compensation determinations and equity awards are conducted through a process that solicits the input from management through our Executive Chairman and our CEO, as well as from outside compensation consultants retained by the Compensation Committee. In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates and other information that it considers relevant.

Chairman and CEO

Our Chairman and our CEO provide the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. The Compensation Committee also engages our Chairman and CEO in an annual dialog with our Committee Chairman and our Lead Director on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is considered by our Compensation Committee as a whole.

Independent, Outside Compensation Consultant

Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on a basic, fixed-fee structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee has retained Pearl Meyer as its consultant and advisor for executive compensation matters since 2012.

Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee receives a confirmation certification of independence from its consultants annually.

In 2017, Pearl Meyer provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, Pearl Meyer provided the Compensation Committee with information on each element of total direct compensation for our executive officers as well as a comparison of our compensation against our peers and the broader oilfield services market. Pearl Meyer also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared that to our peer group.

 Peer Group

In early 2016, following extensive deliberations and consultation with our independent, outside compensation consultant, Pearl Meyer, our Compensation Committee determined to update our peer group of energy service companies. The update also took into account feedback received from our engagement with significant stockholders, as well as a review of the peer groups as determined by the two major shareholder advisory firms. This update removed several outsized companies, reflected industry changes through merger and acquisition activity and accounted for the severe contraction in industry participant scale and profitability. The update focused on energy service companies that directly compete with Patterson-UTI’s businesses and/or are reasonably scaled to Patterson-UTI’s operations and financial measures. Specifically, this updated group of 18 peers is summarized below:

2016 Compensation Peers
Primary Land-based Drilling Peers	Other Drilling Companies	Similarly Sized Diversified Oilfield Services Companies	Other Key Pressure Pumping Peers
•Helmerich & Payne •Nabors Industries •Precision Drilling	•Atwood Oceanics •Diamond Offshore •Ensco plc •Noble Corp •Parker Drilling •Rowan Companies •Transocean Ltd •Unit Corp	•Basic Energy Services •Forum Energy Technologies •FMC Technologies •Oceaneering International •Oil States International •Superior Energy Services	•Weatherford International

The 2016 peer group listed above was utilized for 2016 and early 2017 compensation decisions.

In May 2017, following deliberations and consultation with Pearl Meyer, the Compensation Committee determined to update our peer group of energy service companies to account for the SSE merger and changing market landscape in which Patterson-UTI operates. This update removed Parker Drilling Company and Atwood Oceanics Inc. and added Halliburton Company and National-Oilwell Varco, Inc. to the peer group. The addition of Halliburton as a peer was based on our belief that Patterson-UTI is among the top three to five U.S. pressure pumping companies, depending on the manner in which number of fleets and activity level is calculated, and that Halliburton is the leader and principal competitor to Patterson-UTI in the pressure pumping business. National-Oilwell Varco, Inc. was also added to our peer group because of our greater size following the SSE merger.

Our current peer group is the following energy service peer group for company performance and compensation matters:

2017 Compensation Peer Group

•     Basic Energy Services, Inc.

•     Diamond Offshore Drilling Inc.

•     Ensco plc.

•     FMC Technologies, Inc. (now TechnipFMC plc)

•     Forum Energy Technologies, Inc.

•     Halliburton Company

•     Helmerich & Payne Inc.

•     Nabors Industries Ltd.

•     National-Oilwell Varco, Inc.

•     Noble Corp.

•     Oceaneering International

•     Oil States International Inc.

•     Precision Drilling Corporation

•     Rowan Companies Inc.

•     Superior Energy Services, Inc.

•     Transocean Ltd.

•     Unit Corp.

•     Weatherford International Ltd.

The peer group listed immediately above (the “2017 Peer Group”) was not utilized for 2017 compensation decisions; however, performance pursuant to the equity-based awards that were granted in 2017 will be evaluated using the 2017 Peer Group.

As of March 31, 2018, our market capitalization was in the top quartile of the peer group, and our compensation consultant has advised us that based upon the SSE merger and MS Directional acquisition and our organic growth, the Company is projected to be in the top quartile for 2018 revenues.

Components of 2017 Compensation

Base Salary

While we have historically targeted NEO salaries overall well below the market median, as part of our 2017 program redesign the Committee approved increases for all of our NEOs in order to bring their salaries more in line with competitive practice. The Committee believes the salary increases were critical to executive retention, particularly as the Company had endured several years of an industry-wide downturn. In addition, the resulting base salaries fell within the market median range on average, based upon Pearl Meyer’s analysis.

ANNUAL SALARIES
	2016	2017
William Andrew Hendricks, Jr.	$600,000	$1,000,000
C. Andrew Smith	$—	$450,000
John E. Vollmer III	$350,000	$450,000
Mark S. Siegel	$350,000	$800,000
Kenneth N. Berns	$265,000	$450,000
James M. Holcomb	$325,000	$465,000

Due to past practice and the fact that 3 of the executives had not received an increase in base salary for as many as 13 years, increases in 2017 average more than 60% of 2016 salaries.

Annual Incentive Compensation

As part of our program redesign, the Committee adopted a new annual cash bonus program in 2017 that relies upon multiple, pre-established objectives for determining bonus compensation and is similar to the approach widely used by Patterson-UTI’s peers. The bonus plan adopted in 2017 sets a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and selected KPIs. The Compensation Committee considered the average range of performance and payouts, and the Committee believes – based on advice from Pearl Meyer – that Patterson-UTI’s range is consistent with what is typical general industry practice.

For 2017, 70% of the annual cash bonus was based on reaching the budgeted annual earnings before interest, taxes, depreciation, amortization and impairment expense (“Adjusted EBITDA”) for the year, and the remaining 30% was based on three KPIs. The Compensation Committee was advised by Pearl Meyer that the use of an Adjusted EBITDA measure to gauge annual performance aligns with the majority of the Company’s peers. These KPIs were:

•Safety: maintenance of Patterson-UTI’s leadership position in operating and safety standards;

•Merger integration: the successful integration of Seventy Seven Energy; and

•Fleet upgrade: the successful and cost-effective upgrade of Patterson-UTI’s rig fleet.

The overall annual cash bonus plan for 2017 was subject to the requirement that a minimum level of 60% of the budgeted or target Adjusted EBITDA was achieved for the year. Once that minimum requirement was met, the 70% of the annual cash bonus opportunity attributable to Adjusted EBITDA was determined based on a measurement of actual Adjusted EBITDA relative to budgeted Adjusted EBITDA, with a 50% payout for threshold achievement of 80% of budget, 100% payout for target achievement of 100% of budget and 200% maximum payout for achievement of 120% of budget or more. Linear interpolation was used to calculate payout for performance between achievement levels.

The 30% of annual cash bonus opportunity attributable to KPIs was intended to generally be determined independently of the Adjusted EBITDA component, with actual achievement ultimately subject to the discretion of the Compensation Committee.

The threshold, target and maximum annual cash bonuses for the NEOs for 2017 are set forth below:

ANNUAL INCENTIVE OPPORTUNITY
	Threshold (1)	Target	Maximum
William Andrew Hendricks, Jr.	$625,000	$1,250,000	$2,500,000
C. Andrew Smith (2)	$281,250	$562,500	$1,125,000
John E. Vollmer III (3)	$—	$350,000	$—
Mark S. Siegel	$500,000	$1,000,000	$2,000,000
Kenneth N. Berns	$281,250	$562,500	$1,125,000
James M. Holcomb (4)	$162,750	$325,500	$651,000

(1)	Threshold was calculated based on the achievement of 80% of the Adjusted EBITDA component and threshold performance on each of the goals in the KPI component.
(2)

Mr. Smith was appointed as the Executive Vice President and Chief Financial Officer of the Company on September 8, 2017.  Pursuant to his employment agreement, Mr. Smith was eligible for a full calendar year 2017 bonus.

(3)

Pursuant to Mr. Vollmer’s agreement in connection with his retirement, the Company paid to Mr. Vollmer a cash bonus of $350,000 at the time bonuses were paid to other executives of Patterson-UTI and a lump sum retirement payment of $450,000 on December 31, 2017.

(4)	The budgeted or targeted Adjusted EBITDA for Mr. Holcomb was established with respect to Patterson-UTI’s contract drilling business.

The actual cash bonuses for 2017 for the NEOs were determined as follows:

Adjusted EBITDA (70% of 2017 Annual Cash Bonus Opportunity)

As a result of the SSE merger and based on the advice of its independent, outside compensation consultant, the Committee adjusted the budgeted or target Adjusted EBITDA and the reported Adjusted EBITDA for 2017 to exclude certain non-recurring merger and integration charges. As a result, the Committee determined that, as adjusted for merger and integration expenses, the reported Adjusted EBITDA of $565 million for 2017 exceeded the budgeted or target Adjusted EBITDA of $448 million by more than 26%. With respect to Mr. Holcomb, the reported Adjusted EBITDA for Patterson-UTI’s contract drilling business of $367 million exceeded the budgeted or target Adjusted EBITDA of $305.5 million by more than 20%. Accordingly, the Committee determined that the minimum level of Adjusted EBITDA needed for a payout was achieved, and a 200% maximum payout of the Adjusted EBITDA portion of the 2017 cash bonus opportunity was earned based on achievement of at least 120% of the budgeted or target Adjusted EBITDA for 2017.

Safety and Operational Standards (10% of 2017 Annual Cash Bonus Opportunity)

In January 2018, an accident at a drilling site in Pittsburg County, Oklahoma resulted in the losses of life of five people, including three of our employees. While this accident occurred during 2018, the NEOs unanimously requested that the Committee waive consideration of any payout attributable to this KPI. The Committee concurred with and approved the NEOs’ request, and the Committee determined to award no payout attributable to this KPI.

SSE Merger Integration (10% of 2017 Annual Cash Bonus Opportunity)

When the SSE merger was first announced, the Company publicly disclosed that it expected synergy savings in excess of $50 million. The Committee determined that the SSE merger was successfully completed and integrated with realized synergy savings in excess of this target $50 million. The Committee considered, among other things, the successful integration of the Nomac branded contract drilling business of SSE into the Patterson-UTI branded contract drilling business, as well as the Performance Technologies branded pressure pumping business of SSE and Universal Well Services branded pressure pumping business of Patterson-UTI into the Universal Pressure Pumping branded pressure pumping business of Patterson-UTI. The Committee also considered the successful acquisition and integration of MS Directional, a directional drilling company, during 2017. Based on the exceptional performance with respect to this KPI, the Committee awarded a 200% maximum payout of this portion of the 2017 cash bonus opportunity.

Rig Fleet Upgrade (10% of 2017 Annual Cash Bonus Opportunity)

The Committee determined that the Company had successfully upgraded a portion of the Company’s rig fleet in a capital-efficient manner. In particular, the Committee considered that a total of 36 rigs were upgraded and active with an increasing efficiency through the year that contributed to drilling capital expenditures being under budget for 2017. The quality of the upgrades resulted in high utilization and many term contracts for these rigs. The Company’s upgrade program increased the number of “super-spec” rigs, which are the rigs that have the highest utilization in the marketplace, at a much lower investment than building new rigs. Based on excellent performance with respect to this KPI, the Committee awarded a 150% payout of this portion of the 2017 cash bonus opportunity.

The Committee awarded actual cash bonuses for 2017 to the NEOs as set forth below:

	ACTUAL PAYOUT OF ANNUAL INCENTIVE OPPORTUNITY
	Adjusted EBITDA	Safety and Operational Standards	SSE Merger Integration	Rig Fleet Upgrade	Total 2017 Cash Bonus
William Andrew Hendricks, Jr.	$1,750,000	$0	$250,000	$187,500	$2,187,500
C. Andrew Smith (1)	$787,500	$0	$112,500	$84,375	$984,375
John E. Vollmer III (2)	--	--	--	--	350,000
Mark S. Siegel	$1,400,000	$0	$200,000	$150,000	$1,750,000
Kenneth N. Berns	$787,500	$0	$112,500	$84,375	$984,375
James M. Holcomb	$455,700	$0	$65,100	$48,825	$569,625

(1)

Mr. Smith was appointed as the Executive Vice President and Chief Financial Officer of the Company on September 8, 2017.  Pursuant to his employment agreement, Mr. Smith was eligible for a full calendar year 2017 bonus.

(2)

Pursuant to Mr. Vollmer’s agreement in connection with his retirement, the Company paid to Mr. Vollmer a cash bonus of $350,000 at the time bonuses were paid to other executives of Patterson-UTI and a lump sum retirement payment of $450,000 on December 31, 2017.

While the Committee has not finalized the parameters of its 2018 cash bonus plan, it expects that 90% of the cash bonus opportunity will be quantitative and based on pre-established, objective financial targets.

Long-term Incentive Compensation

We have historically targeted 60% or more of total NEO compensation to be in the form of equity-based awards, with time-based vesting, performance-based vesting, or both. This emphasis on equity-based compensation was intended to enhance alignment between our executives and our stockholders. We plan to retain this emphasis going forward, and we believe that by tying a large portion of compensation to equity we ensure that our NEOs can only fully realize the potential value of their compensation if our stockholders also benefit.

Over the years we have adjusted the form of the equity incentives we provide to our top four NEOs from solely options to a mix of options, restricted stock, restricted stock units and performance units. As described above, under the current executive compensation program, we expect that options will not typically be granted and that equity-based compensation will be primarily in the form of restricted stock, restricted stock units and performance units. We believe this mix allows us to tailor our program to encourage a focus on building long-term value and, in the case of performance units, achievement of stockholder returns in excess of our peer group.

The following two charts set forth the allocation of total value to the various forms of long-term equity-based incentives that we granted the top four NEOs from 2013-2017. These charts exclude Mr. Smith, who joined the Company during 2017, and Mr. Holcomb, whose equity incentive grants have historically been in the form of restricted stock exclusively.

2017 Award Type	Basic Design	Alignment with Philsophy
Restricted Stock & Restricted Stock Units

•Time-vested shares of stock, or units that are settled in shares of stock

•1/3 of each award vests after one year

•1/36 of each award vests monthly thereafter

•Awards are also subject to a minimum performance restriction(1)

•Value dependent upon stock price performance •Enhances retention of executive talent •Encourages long-term share ownership
Performance Units

•Performance-vested units

•Number of units earned depends upon stock price performance relative to our peers over a full three year period

•No shares are earned for performance below the 25th percentile

•Maximum shares are not earned unless performance is at the 75th percentile or above

•Performance-contingent •Number of shares dependent upon performance relative to peers •Value of shares dependent upon stock price
(1)

The restricted stock grants and restricted stock unit grants also have a performance-based vesting component, which for 2017 required that Patterson-UTI achieve Adjusted EBITDA of at least $100 million for the nine months ending December 31, 2017, $200 million for the twelve months ending December 31, 2018 or $200 million for the twelve months ending December 31, 2019.

2017 Annual Equity-Based Compensation

The Compensation Committee made the following equity-based grants in 2017 to Messrs. Hendricks, Vollmer, Siegel and Berns, considering Patterson-UTI’s 2017 financial results and comparative total shareholder return performance over the one-, two- and three-year periods ended March 31, 2017, and in the case of Mr. Smith, the Compensation Committee made a restricted stock unit grant in connection with his entry into an employment agreement in September 2017.  Patterson-UTI desired to enter into an employment agreement with Mr. Smith to help ensure that he would remain a long-term employee of the Company, which included his agreement to certain restrictive covenants. The restricted stock unit grant was awarded as an enticement for Mr. Smith to enter into the employment agreement and to replace value that Mr. Smith forfeited upon leaving his prior employer.

2017 ANNUAL EQUITY-BASED GRANTS
	Restricted Shares/Units(1)		Performance Units(2)
	#	Value	#	Value	Total Value
William Andrew Hendricks, Jr.	194,535	$4,200,011	83,372	$2,587,867	$6,787,878
C. Andrew Smith	94,117	$1,599,989	—	$—	$1,599,989
John E. Vollmer III	84,298	$1,819,994	—	$—	$1,819,994
Mark S. Siegel	155,628	$3,360,009	66,698	$2,070,306	$5,430,315
Kenneth N. Berns	84,298	$1,819,994	36,128	$1,121,413	$2,941,407
James M. Holcomb	57,000	$1,140,570	—	$—	$1,140,570

(1)

Shares of restricted stock were awarded on May 2, 2017 in the case of Messrs. Hendricks, Vollmer, Siegel and Berns, and restricted stock units were awarded to Mr. Holcomb on July 12, 2017 and to Mr. Smith upon his commencement of employment on September 8, 2017. The numbers shown do not include restricted shares granted in recognition of efforts regarding the SSE merger, which are addressed under “Merger-Related Awards” below. The value indicated in the table is the value on the date of grant based on the closing price of Patterson-UTI’s common stock on the date of grant.

(2)

Performance Units were awarded on May 2, 2017. The number of shares indicated in the table represents the target number of shares for each respective award. According to the terms of the awards, the actual number of shares earned by the recipient can range from zero shares to two times the target number of shares depending on how Patterson-UTI performs in terms of total stockholder return relative to its peer group. The value indicated in the table was determined based on a Monte-Carlo simulation model and represents the estimate of fair value on the date of grant.

The grants of restricted stock, restricted stock units and performance units were made following the vesting, term and other criteria described above, except that one-third of Mr. Holcomb’s restricted stock unit award vests equally and annually over a three-year period and one-half of Mr. Smith’s restricted stock unit award upon his commencement of employment vests equally and annually over a two-year period.

As discussed above, as a result of the continued growth and evolution of Patterson-UTI’s business, the recent closing of the SSE merger, and elements of the executive compensation program not delivering the desired compensation results, the Compensation Committee modified the executive compensation program in 2017, including equity-based compensation.

The performance units granted in 2017 to Messrs. Hendricks, Siegel and Berns provide for the issuance of a target of 83,372 shares of Common Stock to Mr. Hendricks, 66,698 shares of Common Stock to Mr. Siegel and 72,256 shares of Common Stock to Mr. Berns, respectively, if Patterson-UTI’s total stockholder return over a three-year period, when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined using linear interpolation for levels of achievement between these points. Total stockholder return for Patterson-UTI for the 2017 performance unit grants is measured based on $100 invested in our common stock on the first day of the performance period, with dividends reinvested. The performance period is the period from May 1, 2017 through April 30, 2020.

Zero Payout in 2017 of 2014 Performance Unit Awards

For the three-year performance period that ended on March 31, 2017, Patterson-UTI’s total stockholder return, or TSR, was -19.9%. This performance was at the 89th percentile relative to our peers. However, despite performance in excess of the peer group 75th percentile, no payout was earned under the plan due to the fact that our absolute TSR was negative.

2014 Performance Unit Awards
(Performance Period Ended in 2017)
	Units Granted (at target level)		Units Earned
	#	Grant Value	#	Value at Vesting
William Andrew Hendricks, Jr.	42,000	$1,263,825	—	$—
C. Andrew Smith	—	$—	—	$—
John E. Vollmer III	28,000	$979,720	—	$—
Mark S. Siegel	56,000	$1,959,440	—	$—
Kenneth N. Berns	28,000	$979,720	—	$—
James M. Holcomb	—	$—	—	$—

As noted previously, the Committee believes that these outcomes unfairly penalized our NEOs for preserving a relatively greater amount of shareholder value during a significantly challenging period over which all of our peers experienced negative TSR performance and over which two of our peers filed for Chapter 11 bankruptcy protection.

This was the second consecutive three-year performance period during which Patterson-UTI performed in the top quartile relative to peers but the performance unit recipients failed to earn a payout under our plan due to the negative absolute TSR modifier (Patterson-UTI achieved 96th percentile performance for the 2013 – 2016 performance period, with absolute TSR performance of -8.0%).

Special, One-Time Awards For the Transformative SSE Merger

The Compensation Committee believes that the 2017 SSE merger was a transformative transaction for Patterson-UTI and one that will set the stage for the future of the Company. The transaction was identified and negotiated at a time when our industry was in great stress and reflected a focused effort by our executive management to execute on our strategy to grow our core businesses in a disciplined manner for the benefit of our shareholders. The transaction was structured in a manner that combined discipline in price and operational fit, while maintaining Patterson-UTI’s strong balance sheet for future internal growth and other opportunities.

The Compensation Committee believes that executive management was primarily responsible for:

•	Identifying the SSE merger opportunity;
•	Persuading the key Seventy Seven constituents to consider a transaction with Patterson-UTI;
•	Achieving commercially acceptable transaction terms for the SSE merger;
•	Conducting reasonable due diligence and evaluating the risks and benefits of the SSE merger;
•	Negotiating and documenting the transaction with appropriate merger and shareholder agreements;

•	Securing a $150 million bridge financing agreement;
•	Securing commitment increases under Patterson-UTI’s revolving credit facility from $500 million to $632 million;
•	Executing an equity financing for net proceeds of $472 million on an overnight basis, at very attractive pricing and a small discount from the closing price of Patterson-UTI Common Stock; and
•	Closing the SSE merger in a reasonable time period.

The Compensation Committee believed that special compensation was warranted for the executive management of Patterson-UTI in recognition of these outstanding accomplishments, and in recognition that:

•	The SSE merger added approximately 50% additional horsepower in pressure pumping, which increased Patterson-UTI’s fracturing horsepower from approximately 1.0 million to approximately 1.5 million;
•	The SSE merger increased Patterson-UTI’s high-spec rig fleet from approximately 165 to 200; and
•	Following the SSE merger, we believe Patterson-UTI is among the top two land drillers and among the top five pressure pumping companies in the United States.

Accordingly, with respect to the NEOs, the Compensation Committee established a one-time pool of $7.0 million in cash and $7.0 million in Patterson-UTI restricted stock. The cash portion was paid in May 2017, and the restricted stock will vest in May 2018. The total pool value to the NEOs of $14.0 million was less than 1.0% of the value of the transaction. Based on the advice of its independent, outside compensation consultant, the Committee believes this approach was within the range of similar special, one-time merger and acquisition bonuses paid to executive management of other companies. The following table sets forth the awards that were made to the NEOs in May 2017 in respect of the SSE merger:

MERGER-RELATED AWARDS
Name	Cash	Restricted Shares
William Andrew Hendricks, Jr.	$2,250,000	100,223
C. Andrew Smith (1)	$-	-
John E. Vollmer III	$850,000	37,862
Mark S. Siegel	$2,550,000	113,586
Kenneth N. Berns	$850,000	37,862
James M. Holcomb	$500,000	22,272

(1)Mr. Smith did not commence his employment at Patterson-UTI until September 2017.

The Committee believes these special, one-time awards were warranted and for the reasons specified above.  However, these awards have resulted in total compensation for the NEOs being significantly higher in 2017 than in prior years where there were no extraordinary and transformative transactions.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its NEOs. Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The NEOs of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan. Based on advice from Pearl Meyer, the Committee believes that many peer companies provide retirement plans beyond a 401(k) plan, as well as other perquisites, and on average, these additional benefits comprise roughly 5% of the mix of compensation for executives at peer companies. The Committee believes that benefits to executives should generally be aligned with those provided for other employees, and thus we generally do not provide these types of additional benefits for our executives.

Other Executive Compensation Matters

Share Ownership Guidelines and Stock Holding Requirements

Our Nominating and Corporate Governance Committee has enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. The guidelines require our Chief Executive Officer to own a number of shares of our common stock having a value at least equal to five times his or her base salary. The Chief Executive Officer has five years from the adoption of these guidelines, or the date of appointment to the chief executive position, whichever is later, to satisfy the ownership guidelines.

The guidelines also require officers and directors to hold at all times, subject to a five year phase-in from the date first elected to the applicable position, at least the following number of shares of Common Stock:

Share Ownership Guidelines
President and Chief Executive Officer	Number of shares equal to 5 times base salary
Executive Chairman	120,000 shares
COO/Executive Vice Presidents/Senior Vice Presidents (other than the General Counsel)	60,000 shares
General Counsel/President — Drilling	30,000 shares
Outside Directors	10,000 shares

Each executive officer and director is required to maintain ownership of the net after-tax shares of Common Stock pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.

Each of the NEOs and Directors was in compliance with these guidelines as of the date of this proxy statement.

Clawback Policy

As provided for in Patterson-UTI’s Corporate Governance Guidelines and set forth in written agreements with its executive officers, Patterson-UTI has implemented a claw-back policy that allows for the recovery of bonus, severance or incentive based compensation from an executive officer in the event the Board of Directors learns that any misconduct by such executive officer contributed to Patterson-UTI having to restate all or a portion of its financial statements. The Board will take such action as it deems necessary to remedy the misconduct, prevent its recurrence, and if it deems appropriate based on the relevant facts and circumstances, take remedial action against such executive officer, which may include requiring the reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of stock awards previously granted to such executive officer if: (i) the amount of the bonus, incentive compensation or stock award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) such executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the bonus, incentive compensation or stock award that would have been awarded to such executive officer had the financial results been properly reported would have been lower than the amount actually awarded.

In addition to a stand-alone policy, Patterson-UTI’s 2005 Long-Term Incentive Plan and the Amended and Restated 2014 Long-Term Incentive Plan provide that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, or if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse Patterson-UTI that amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Anti-Hedging Policy

Patterson-UTI has an anti-hedging policy. Our directors and executive officers may not purchase, sell or write options on Patterson-UTI securities or engage in transactions in other third-party derivative securities with respect to Patterson-UTI securities.

Anti-Pledging Policy

Patterson-UTI has an anti-pledging policy. Our directors and executive officers may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account.

Perquisites and Personal Benefits

The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites totaling more than $10,000, except that Mr. Holcomb received an automobile allowance of $12,000 in 2017, $13,398 in 2016 and $12,000 in 2015. Accordingly, except for the automobile allowance, the perquisites do not meet the threshold that would require disclosure in the Summary Compensation Table below.

Evaluation of Compensation Risk

We have considered the potential risks associated with the design of our program. We do not believe that our program creates unreasonable risks for the following reasons:

•	The emphasis on long-term equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains;
•	Our use of different types of equity grants, in particular restricted stock and restricted stock units, helps offset these risks;
•	We have meaningful share ownership guidelines;
•	We maintain an anti-hedging policy;
•	We maintain a clawback policy that applies to all of our executive officers for both cash and equity incentives; and
•	Three of the top four NEOs have been with Patterson-UTI for more than six years and have an established track record of focus on growing long-term sustainable growth for Patterson-UTI.

Our Board has also considered in its risk assessment of our executive compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Employment-Related Agreements and Other Matters

Change in Control, Severance and Employment Agreements

Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI has entered into change-in-control agreements with Messrs. Siegel and Berns and employment agreements with Messrs. Holcomb, Hendricks and Smith that contain change-in-control provisions, as further described in “Employment-Related Agreements” below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreements with Messrs. Siegel and Berns were entered into more than ten years ago, each change-in-control agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Holcomb and Smith in 2017, which are described below, do not include a tax gross-up provision.

Severance Agreements. In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel and Berns, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change-in-control agreements referenced above.

Employment Agreements. Patterson-UTI entered into an employment agreement with Mr. Hendricks in August 2016, with Mr. Holcomb in January 2017 and with Mr. Smith in September 2017. Each employment agreement generally has an initial three-year term, subject to automatic annual renewal. The employment agreement with Mr. Hendricks provides for an annualized salary of 600,000 per year, subject to any increases that may be granted in the future (his annualized salary was increased to $1,000,000 per year in May 2017), the employment agreement with Mr. Holcomb provides for an annualized salary of $465,000, subject to any increases that may be granted in the future, and the employment agreement with Mr. Smith provides for an annualized salary of $450,000, subject to any increases that may be granted in the future. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his employment agreement for cause (as defined in the employment agreement). The employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed above and in more detail below, the employment agreements contain change in control provisions.

We believe the change-in-control agreements, severance agreements and the employment agreements are important components of our overall executive compensation program. The employment agreements currently in effect set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Please see “Employment-Related Agreements” below for further description of the change-in-control agreements, severance agreements and employment agreements.

Section 162(m) Considerations

We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to each covered employee. For 2017 and prior years, covered employees for this purpose included all of our Named Executive Officers other than the CFO, although any compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Effective for tax years beginning after December 31, 2017, U.S. tax law changes expand the definition of covered employees under Section 162(m) to include any individual who is a Named Executive Officer in 2017 or any later calendar year and eliminate the performance-based compensation exception.

Under the tax laws in effect during 2017, compensation which qualified as “performance-based” could be excluded from the $1 million limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. Although some outstanding performance units, stock options and 2017 annual bonuses will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified. The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis to determine whether deductibility can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. The Committee has not adopted a policy that all compensation must be deductible; accordingly, it will continue to retain discretion to pay compensation that is subject to the $1 million deductibility limit.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the year ended December 31, 2017, an officer or employee of Patterson-UTI or any of its subsidiaries, or was formerly an officer of Patterson-UTI or any of its subsidiaries, or had any relationships requiring disclosure by Patterson-UTI under Item 404 of Regulation S-K.

During the year ended December 31, 2017, none of Patterson-UTI’s executive officers served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Patterson-UTI.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Terry H. Hunt, Chairman

Charles O. Buckner

Michael W. Conlon

Curtis W. Huff

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2017 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-equity Incentive plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
William Andrew Hendricks, Jr.	2017	853,846	2,250,000	8,951,693	(6)	—	2,187,500	10,800		$14,253,839
President & Chief	2016	600,000	—	3,622,171		1,526,508	468,939	10,600		$6,228,218
Executive Officer	2015	600,000	—	2,860,622		1,508,164	1,238,885	10,600		$6,218,271
C. Andrew Smith	2017	122,885	250,000	1,599,989	(7)	—	984,375	4,154		$2,961,403
Executive Vice President &
Chief Financial Officer
John E. Vollmer III	2017	413,462	1,200,000	2,637,435	(8)	—	—	585,800	(12)	$4,836,697
Former Executive Vice	2016	350,000	—	1,757,844		915,227	312,626	10,600		$3,346,297
President — Corporate	2015	350,000	—	1,714,691		904,898	825,924	10,600		$3,806,113
Development, Chief Financial Officer & Treasurer
Mark S. Siegel	2017	635,577	2,550,000	7,882,637	(9)	—	1,750,000	—		$12,818,214
Chairman of the Board	2016	350,000	—	1,406,971		732,278	375,151	—		$2,864,400
	2015	350,000	—	2,285,577		1,206,531	991,108	—		$4,833,216
Kenneth N. Berns	2017	382,404	850,000	3,758,848	(10)	—	984,375	—		$5,975,627
Executive Vice President &	2016	265,000	—	1,757,844		915,227	312,626	—		$3,250,697
Chief Commercial Officer	2015	265,000	—	1,714,691		904,898	825,924	—		$3,710,513
James M. Holcomb	2017	460,692	500,000	1,621,422	(11)	—	569,625	22,800	(13)	$3,174,539
President — Patterson-UTI	2016	325,000	—	890,110		—	111,416	23,998		$1,350,524
Drilling Company LLC	2015	325,000	—	750,600		—	237,874	22,600		$1,336,074

(1)

Bonuses include, in the case of Messrs. Hendricks, Vollmer, Siegel, Berns and Holcomb, amounts awarded in respect of the SSE merger pursuant to the one-time pool discussed above. In the case of Mr. Smith, bonuses include amounts awarded upon his commencement of employment with the Company.  In the case of Mr. Vollmer, includes a cash bonus of $350,000, which was paid at the time bonuses were paid to other executives of Patterson-UTI, pursuant to Mr. Vollmer’s agreement in connection with his retirement.

(2)

Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock or restricted stock units awarded to the Named Executive Officer in the fiscal years ended December 31, 2017, 2016 and 2015, with respect to performance units awarded to Messrs. Hendricks, Siegel and Berns in the fiscal year ended December 31, 2017, and with respect to performance units awarded to Messrs. Hendricks, Vollmer, Siegel and Berns in the fiscal years ended December 31, 2016 and 2015. Performance conditions for all awards of restricted stock had been satisfied as of December 31, 2017. For additional information related to the assumptions used and valuation of restricted stock, restricted stock units and performance units, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)

Amounts represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to stock options awarded to the Named Executive Officer in the fiscal years ended December 31, 2016 and 2015. No stock options were awarded in the fiscal year ended December 31, 2017. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes-Merton option pricing model, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)

Amounts represent annual cash bonuses earned for the fiscal years ended December 31, 2017, 2016 and 2015. For annual cash bonuses earned for the fiscal year ended December 31, 2017, the bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and selected KPIs as described above. For 2017, 70% of the annual cash bonus was based on a measurement of actual Adjusted EBITDA relative to budgeted Adjusted EBITDA, with a 50% payout for threshold achievement of 80% of budget, 100% payout for target achievement of 100% of budget and 200% maximum payout for achievement of 120% of budget or more (and linear interpolation for levels of achievement between these points), and the remaining 30% was based on three KPIs as described above. For annual cash bonuses earned for the fiscal years ended December 31, 2016 and 2015, the bonus plan in each of those fiscal years for the top four NEOs provided for a bonus pool based on Adjusted EBITDA. The bonus pool was allocated among the participants based on a pre-determined sharing percentage, except with respect to Mr. Holcomb the bonus was based on Adjusted EBITDA for Patterson-UTI’s contract drilling business.

(5)	Amounts reflect contributions to a 401(k) plan by Patterson-UTI.
(6)

Amount includes $4,200,011 related to an annual award of shares of restricted stock, $2,163,815 related to an award of shares of restricted stock pursuant to the one-time pool described above and $2,587,867 related to an award of performance units during 2017. Assuming maximum performance, the value of the performance unit award would be $5,175,734.

(7)	Amount reflects an award of restricted stock units upon his commencement of employment.
(8)

Amount includes $1,819,994 related to an annual award of shares of restricted stock and $817,441 related to an award of shares of restricted stock pursuant to the one-time pool described above during 2017.

(9)

Amount includes $3,360,009 related to an annual award of shares of restricted stock, $2,452,322 related to an award of shares of restricted stock pursuant to the one-time pool described above and $2,070,306 related to an award of performance units during 2017. Assuming maximum performance, the value of the performance unit award would be $4,140,612.

(10)

Amount includes $1,819,994 related to an annual award of shares of restricted stock, $817,441 related to an award of shares of restricted stock pursuant to the one-time pool described above and $1,121,413 related to an award of performance units during 2017. Assuming maximum performance, the value of the performance unit award would be $2,242,826.

(11)

Amount includes $480,852 related to an award of shares of restricted stock pursuant to the one-time pool described above and $1,140,570 related to an annual award of restricted stock units during 2017.

(12)

Amount includes $10,800 contributed to a 401(k) plan by Patterson-UTI and, pursuant to Mr. Vollmer’s agreement in connection with his retirement, a lump sum retirement payment of $450,000 and an additional payment of $125,000 in settlement of any other owed compensation, including any accrued vacation or paid time off accruals through December 31, 2017.

(13)	Amount includes $10,800 contributed to a 401(k) plan by Patterson-UTI and an automobile allowance of $12,000.

The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2017 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock or Units	and Option Awards
Name	Date		($)	($)	($)	(#)	(#)	($)	(#)	($)(6)
William Andrew Hendricks, Jr	5/02/17	(1)	$437,500	$1,250,000	$2,500,000	—	—	—	—	$—
	5/02/17	(2)	—	—	—	41,686	83,372	166,744	—	$2,587,867
	5/02/17	(3)	—	—	—	—	—	—	194,535	$4,200,011
	5/02/17	(4)	—	—	—	—	—	—	100,223	$2,163,815
C. Andrew Smith	9/08/17	(1)	$196,875	$562,500	$1,125,000	—	—	—	—	$—
	9/08/17	(3)	—	—	—	—	—	—	94,117	$1,599,989
John E. Vollmer III	5/02/17	(3)	—	—	—	—	—	—	84,298	$1,819,994
	5/02/17	(4)	—	—	—	—	—	—	37,862	$817,441
Mark S. Siegel	5/02/17	(1)	$350,000	$1,000,000	$2,000,000	—	—	—	—	$—
	5/02/17	(2)	—	—	—	33,349	66,698	133,396	—	$2,070,306
	5/02/17	(3)	—	—	—	—	—	—	155,628	$3,360,009
	5/02/17	(4)	—	—	—	—	—	—	113,586	$2,452,322
Kenneth N. Berns	5/02/17	(1)	$196,875	$562,500	$1,125,000	—	—	—	—	$—
	5/02/17	(2)	—	—	—	18,064	36,128	72,256	—	$1,121,413
	5/02/17	(3)	—	—	—	—	—	—	84,298	$1,819,994
	5/02/17	(4)	—	—	—	—	—	—	37,862	$817,441
James M. Holcomb	5/02/17	(5)	$113,925	$325,500	$651,000	—	—	—	—	$—
	5/02/17	(4)	—	—	—	—	—	—	22,272	$480,852
	7/12/17	(3)	—	—	—	—	—	—	57,000	$1,140,570

(1)

The 2017 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2017 was approved on May 2, 2017 for Messrs. Hendricks, Siegel and Berns and on September 8, 2017 for Mr. Smith. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and selected KPIs as described above. For 2017, 70% of the annual cash bonus was based on a measurement of actual Adjusted EBITDA relative to budgeted Adjusted EBITDA, with a 50% payout for threshold achievement of 80% of budget, 100% payout for target achievement of 100% of budget and 200% maximum payout for achievement of 120% of budget or more (and linear interpolation for levels of achievement between these points), and the remaining 30% was based on three KPIs as described above.  The cash bonuses were awarded under the Amended and Restated 2014 Long-Term Incentive Plan, which was designed to meet the requirements of Section 162(m) of the Code.  Please see the “Annual Incentive Compensation” section for a discussion of actual payments made in respect of the 2017 cash bonus plan.

(2)

On May 2, 2017, Patterson-UTI granted performance unit awards to Messrs. Hendricks, Siegel and Berns. These awards provide for the recipients to receive shares of Common Stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period. The performance period is the period from May 1, 2017 through April 30, 2020. The performance goals are tied to Patterson-UTI’s total shareholder return for the performance period as compared to total shareholder return for our peer group determined by the Compensation Committee. The recipients will receive a target number of shares if Patterson-UTI’s total shareholder return when compared to the peer group, is at the 50th percentile and two times the target if at the 75th percentile or higher. If Patterson-UTI’s total stockholder return, when compared to the peer group, is at the 25th percentile, the recipients will only receive one-half of the target number of shares. The grant of shares when achievement is between the 25th and 75th percentile will be determined using linear interpolation for levels of achievement between these points.

(3)

Shares of restricted stock were awarded to Messrs. Hendricks, Vollmer, Siegel and Berns, and restricted stock units were awarded to Messrs. Smith and Holcomb, pursuant to the Amended and Restated 2014 Long-Term Incentive Plan. Ordinary dividends are paid on unvested shares of restricted stock. Ordinary dividends are accrued on unvested restricted stock units and paid upon vesting. The rate at which these dividends are paid or accrued is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The restricted shares awarded to Messrs. Hendricks, Vollmer, Siegel and Berns vest over a three-year period as follows: one-third on May 2, 2018, and the remainder in equal monthly installments over the 24 months following May 2, 2018. The restricted stock units awarded to Mr. Holcomb vest over a three-year period as follows: one-third on July 12, 2018, one-third on July 12, 2019 and one-third on July 12, 2020. The restricted stock units awarded to Mr. Smith in connection with the commencement of his employment vest over a two-year period as follows: one-half on September 8, 2018 and one-half on September 8, 2019.

(4)

Shares of restricted stock were awarded to Messrs. Hendricks, Vollmer, Siegel, Berns and Holcomb in recognition of their accomplishments relating to the completion of the SSE merger.  These shares of restricted stock were awarded pursuant to the Amended and Restated 2014 Long-Term Incentive Plan. Ordinary dividends are paid on unvested shares of restricted stock. The rate at which these dividends are paid is the same rate at which ordinary dividends are paid on all other shares of Common Stock. The right to receive these dividends has been included in the grant date fair value of stock awards presented in the table. The shares vest on May 2, 2018.

(5)

The 2017 non-equity incentive cash bonus plan for Mr. Holcomb for the fiscal year ended December 31, 2017 was approved on May 2, 2017. The 2017 bonus plan for Mr. Holcomb provided for a target opportunity for his annual cash bonus as a percent of salary, with payout contingent upon meeting the financial goals of Patterson-UTI’s contract drilling business and selected KPIs as described above.

(6)

The grant date fair value of restricted stock and restricted stock units was based on the closing price of Patterson-UTI Common Stock on the date of grant, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.

The following table sets forth information concerning outstanding equity awards at December 31, 2017 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

						Stock Awards
						Number			Equity Incentive		Equity Incentive
						of Shares			Plan Awards:		Plan Awards: Market
	Option Awards					or Units of			Number of		or Payout Value of
	Number of Securities			Option		Stock		Market Value of	Unearned Shares,		Unearned Shares,
	Underlying Unexercised			Exercise	Option	That Have		Shares or Units of	Units or Other		Units or Other
	Options (#)			Price	Expiration	Not		Stock That Have	Rights that		Rights that Have
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Not Vested ($)(1)	Have Not Vested(2)		Not Vested ($)(1)
William Andrew Hendricks, Jr.	100,000	—		$17.27	4/1/2022	359,194	(3)	$8,265,054	216,072	(4)	$4,971,817
	25,000	—		$15.82	9/30/2022
	172,500	—		$22.88	4/21/2023
	117,750	—		$33.10	4/21/2024
	228,444	28,556	(5)	$20.33	4/20/2025
	175,222	140,178	(6)	$18.54	4/25/2026
C. Andrew Smith	—	—		—	—	94,117	(7)	$2,165,632	—		—
John E. Vollmer III	119,000	—		$29.31	4/24/2018	148,571	(8)	$3,418,619	79,500	(9)	$1,829,295
	175,000	—		$13.17	4/27/2019
	177,500	—		$14.83	4/26/2020
	69,000	—		$31.20	4/25/2021
	160,000	—		$16.20	4/23/2022
	115,000	—		$22.88	4/21/2023
	78,500	—		$33.10	4/21/2024
	137,066	17,134	(5)	$20.33	4/20/2025
	105,055	84,045	(6)	$18.54	4/25/2026
Mark S. Siegel	238,000	—		$29.31	4/24/2018	293,003	(10)	$6,741,999	150,598	(11)	$3,465,260
	350,000	—		$13.17	4/27/2019
	355,000	—		$14.83	4/26/2020
	138,000	—		$31.20	4/25/2021
	320,000	—		$16.20	4/23/2022
	230,000	—		$22.88	4/21/2023
	157,000	—		$33.10	4/21/2024
	182,755	22,845	(5)	$20.33	4/20/2025
	84,055	67,245	(6)	$18.54	4/25/2026
Kenneth N. Berns	119,000	—		$29.31	4/24/2018	148,571	(8)	$3,418,619	115,628	(12)	$2,660,600
	175,000	—		$13.17	4/27/2019
	177,500	—		$14.83	4/26/2020
	69,000	—		$31.20	4/25/2021
	160,000	—		$16.20	4/23/2022
	115,000	—		$22.88	4/21/2023
	78,500	—		$33.10	4/21/2024
	137,066	17,134	(5)	$20.33	4/20/2025
	105,055	84,045	(6)	$18.54	4/25/2026
James M. Holcomb	—	—		—	—	118,606	(13)	$2,729,124	—		—

(1)	Based on the closing price of Patterson-UTI Common Stock on December 29, 2017 of $23.01 per share.
(2)

As of December 31, 2017, performance unit awards had been granted to Messrs. Hendricks, Vollmer, Siegel and Berns. The 2015, 2016 and 2017 performance unit awards were granted on April 21, 2015, April 26, 2016 and May 2, 2017, respectively, and provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total shareholder return compared to our peer group of companies at the time of grant for the performance period of April 1 of the grant year through March 31 of the third year following the grant for the awards in 2015 and 2016, and May 1 through April 30 of the third year following the grant for the awards in 2017. All performance unit awards provide for a target payout based on a target level of total shareholder return compared to the peer group. The amounts presented in this column represent the target payout under the performance unit awards. Based on Patterson-UTI’s total shareholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares. For the Performance Units granted in 2015, there is no payout unless Patterson-UTI’s total shareholder return is positive and, when compared to the peer group, is at or above the 25th percentile. For the Performance Units granted in 2016, if Patterson-UTI’s total shareholder return is negative and, when compared to the peer group, is at or above the 25th percentile, then the recipients will receive one-half of the number of shares they would have received had Patterson-UTI’s total shareholder return been positive. For the Performance Units granted in 2017, the payout is based on relative performance and does not have an absolute performance requirement.

(3)

These shares of restricted stock vest as follows: 8,245 shares in equal monthly installments from January 21, 2018 through April 21, 2018; 35,823 shares in equal monthly installments from January 26, 2018 through April 26, 2019; 20,368 shares in equal monthly installments from January 1, 2018 through August 1, 2019; 165,068 shares on May 2, 2018 and 129,690 in equal monthly installments from June 2, 2018 through May 2, 2020.

(4)	Amount includes 63,600 shares related to the 2015 performance unit award, 69,100 shares related to the 2016 performance unit award and 83,372 shares related to the 2017 performance unit award.
(5)	These options vest in equal monthly installments from January 21, 2018 through April 21, 2018.

(6)	These options vest in equal monthly installments from January 26, 2018 through April 26, 2019.
(7)	These restricted stock units vest as follows: 47,058 restricted stock units on September 8, 2018 and 47,059 restricted stock units on September 8, 2019.
(8)

These shares of restricted stock vest as follows: 4,945 shares in equal monthly installments from January 21, 2018 through April 21, 2018; 21,466 shares in equal monthly installments from January 26, 2018 through April 26, 2019; 65,961 shares on May 2, 2018 and 56,199 shares in equal monthly installments from June 2, 2018 through May 2, 2020.

(9)	Amount includes 38,100 shares related to the 2015 performance unit award and 41,400 shares related to the 2016 performance unit award.
(10)

These shares of restricted stock vest as follows: 6,589 shares in equal monthly installments from January 21, 2018 through April 21, 2018; 17,200 shares in equal monthly installments from January 26, 2018 through April 26, 2019; 165,462 shares on May 2, 2018 and 103,752 shares in equal monthly installments from June 2, 2018 through May 2, 2020.

(11)	Amount includes 50,800 shares related to the 2015 performance unit award, 33,100 shares related to the 2016 performance unit award and 66,698 shares related to the 2017 performance unit award.
(12)	Amount includes 38,100 shares related to the 2015 performance unit award, 41,400 shares related to the 2016 performance unit award and 36,128 shares related to the 2017 performance unit award.
(13)

These shares of restricted stock and restricted stock units vest as follows: 22,272 shares on May 2, 2018; 25,667 shares on June 9, 2018; 19,000 restricted stock units on July 12, 2018; 13,667 shares on June 9, 2019; 19,000 restricted stock units on July 12, 2019 and 19,000 restricted stock units on July 12, 2020.

The following table sets forth information concerning option exercises and stock awards vested during the fiscal year ended December 31, 2017 for the Named Executive Officers:

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	92,886	$2,010,674
C. Andrew Smith	—	$—	—	$—
John E. Vollmer III	—	$—	46,389	$1,028,119
Mark S. Siegel	—	$—	50,712	$1,139,398
Kenneth N. Berns	—	$—	46,389	$1,028,119
James M. Holcomb	—	$—	36,100	$744,743

(1)

Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective shares vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the day immediately prior to the day the respective shares vested.

Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

We identified the median employee using our employee population on December 31, 2017. At December 31, 2017, we had approximately 7,600 employees located in the United States, Canada and United Arab Emirates (UAE).

Pursuant to the de minimis exception, in identifying the median employee, we excluded approximately 148 employees in Canada and two employees in UAE, which together represent approximately 2% of our workforce.  Additionally, we excluded approximately 376 employees that became our employees as a result of our acquisition of MS Directional in October 2017.

The compensation measure we used to identify the median employee was Box 1 of the Form W-2 issued by the IRS for federal tax purposes. We chose Form W-2 because our non-excluded employee population consisted solely of U.S. employees, and this compensation measure applies to all U.S. employees, allowing for accessibility and broad comparability. The total annual compensation for the year ended December 31, 2017 was calculated as $83,826 for our median employee and $14,253,838 for our CEO as reflected in the “Total” column of the Summary Compensation Table.

The ratio of our CEO’s pay to that of our median employee for 2017 was approximately 170 times.  The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

We believe that the pay ratio described above is significantly higher for 2017 than it would be in prior years, due to the special, one-time awards granted to the CEO and other Named Executive Officers in connection with the transformative SSE merger.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

No Pension Benefits or Nonqualified Deferred Compensation

Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2017. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for the fiscal year ended December 31, 2017 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Charles O. Buckner	$100,000	$174,980	$—	$—	$274,980
Tiffany (TJ) Thom Cepak	$85,000	$174,980	$—	$—	$259,980
Michael W. Conlon	$95,000	$174,980	$—	$—	$269,980
Curtis W. Huff	$115,000	$174,980	$—	$—	$289,980
Terry H. Hunt	$100,000	$174,980	$—	$—	$274,980

(1)

Amounts set forth represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock awarded to the directors in the fiscal year ended December 31, 2017. For additional information related to the assumptions used and valuation of restricted stock, see Note 10 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Messrs. Buckner, Conlon, Huff and Hunt and Ms. Cepak each received an award of 6,500 shares of restricted stock on January 1, 2017 with a market value of $26.92 per share. The shares awarded to Messrs. Buckner, Conlon, Huff and Hunt and Ms. Cepak fully vested on January 1, 2018. As of December 31, 2017, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Cepak each held 6,500 unvested shares of restricted stock.

(2)

No options were issued to directors during the fiscal year ended December 31, 2017. As of December 31, 2017, Messrs. Buckner, Conlon, Huff and Hunt and Ms. Cepak held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Charles O. Buckner	70,000	—	70,000
Tiffany (TJ) Thom Cepak	30,000	—	30,000
Michael W. Conlon	50,000	—	50,000
Curtis W. Huff	60,000	—	60,000
Terry H. Hunt	80,000	—	80,000

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors.

The current compensation for non-employee directors is as follows: Each non-employee director receives annual cash compensation of $75,000 and shares of restricted stock on January 1 of each year with a grant date value of $175,000, subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the Chair of each such committee receiving $15,000. The Chair of the Nominating and Corporate Governance Committee receives additional annual cash compensation of $10,000. The Lead Director receives additional annual cash compensation of $20,000. In December 2017, the Board of Directors modified the non-employee director compensation program to provide for grants of restricted stock units in lieu of shares of restricted stock.

EMPLOYMENT-RELATED AGREEMENTS

Change in Control, Employment and Severance Agreements

Change in Control Agreements with Messrs. Siegel and Berns

Patterson-UTI has Change in Control Agreements with Messrs. Siegel and Berns (each agreement, a “CIC Agreement” and collectively, the “CIC Agreements”). The CIC Agreements were entered into to protect these executives should a change in control occur, thereby encouraging such executive to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

Each CIC Agreement generally has an initial term with automatic twelve-month renewals unless Patterson-UTI notifies the executive at least ninety days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and the executive’s employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by the executive for good reason (as those terms are defined in the CIC Agreements), then the executive shall generally be entitled to, among other things:

•

a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment for each executive prorated for the portion of the fiscal year preceding the termination date);

•

a payment equal to 2.5 times (in the case of Mr. Siegel) or 2 times (in the case of Mr. Berns) the sum of (i) the highest annual salary in effect for such executive and (ii) the average of the three annual bonuses earned by the executive for the three fiscal years preceding the termination date; and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Mr. Siegel) or two years (in the case of Mr. Berns).

As was customary when the CIC Agreements were entered into more than ten years ago, each CIC Agreement provides the executive with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax-gross ups in connection with compensation arrangements, and the employment agreements entered into with Mr. Hendricks in 2016 and Messrs. Holcomb and Smith in 2017, which are described below, do not include a tax gross-up provision.

A “change in control” is principally defined by the CIC Agreement as:

•

an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•

a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•

a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreements with Messrs. Siegel and Berns

In order to address prior severance agreements between UTI Energy Corp. and each of Messrs. Siegel and Berns, Patterson-UTI has entered into written letter agreements with each of these executives pursuant to which Patterson-UTI has agreed to pay each such executive within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the CIC Agreements.

Employment Agreements with Messrs. Hendricks, Holcomb and Smith

Patterson-UTI has Employment Agreements with Messrs. Hendricks, Holcomb and Smith. Each Employment Agreement generally has an initial three-year term, subject to automatic annual renewal. The executive may terminate his employment under his Employment Agreement by providing written notice of such termination at least 30 days before the effective date of such termination. Under specified circumstances, Patterson-UTI may terminate the executive’s employment under his Employment Agreement for cause (as defined in the Employment Agreement) by either (i) providing written notice 10 days before the effective date of such termination and by granting at least 10 days to cure the cause for such termination or (ii) by providing written notice of such termination at least 30 days before the effective date of such termination and by granting at least 20 days to cure the cause for such termination, provided that if the matter is reasonably determined by Patterson-UTI to not be capable of being cured, the executive may be terminated for cause on the date the written notice is delivered. The Employment Agreement also provides for, among other things, severance payments and the continuation of certain benefits following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive’s employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:

•

the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Messrs. Holcomb and Smith) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,

•

the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,

•	Patterson-UTI will accelerate vesting of all options, restricted stock and performance unit awards on the 60th day following the executive’s termination, and
•	Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.

If a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in the CIC Agreements, and which for Mr. Holcomb also includes a change in control in certain circumstances of Patterson-UTI Drilling Company LLC), the executive will generally be entitled to the same severance payments and benefits described above except that the pro-rated lump-sum payment for annual cash bonuses will be based on his highest annual cash bonus for the last three years, and the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of Messrs. Holcomb and Smith) of subsidized benefits continuation coverage.

Employment Agreement with Mr. Vollmer

Patterson-UTI entered into an employment agreement with Mr. Vollmer effective as of December 31, 2017, whereby Mr. Vollmer agreed to provide services to Patterson-UTI as a part-time employee with regard to such matters as Patterson-UTI may from time to time request, including the transition of the new Chief Financial Officer, assisting with the integration of the Seventy Seven Energy Inc. and MS Directional acquisitions and other matters reasonably requested by the Patterson-UTI’s Chief Executive Officer. Mr. Vollmer receives a base salary of $250,000 per year and received a 2017 cash bonus of $350,000 at the time bonuses were paid to other executives of Patterson-UTI. Patterson-UTI also paid to Mr. Vollmer a lump sum retirement payment of $450,000 and an additional payment of $125,000 in settlement of any other owed compensation, including any accrued vacation or paid time off accruals through the date of his employment agreement.

Mr. Vollmer’s employment agreement has a four-year term. Mr. Vollmer may terminate his employment under his employment agreement by providing written notice of such termination at least 30 days before the effective date of such termination. After December 31, 2019, Mr. Vollmer may elect on 60 days advance notice to terminate the employment agreement and the corresponding non-compete and non-solicitation restrictions described below as of a date no earlier than December 31, 2020. Under specified circumstances, Patterson-UTI may terminate Mr. Vollmer’s employment under his employment agreement for “Cause” (as defined in the employment agreement). On the conclusion of the term of the employment agreement, Mr. Vollmer agrees to voluntarily terminate his employment. Upon termination of employment, (i) Mr. Vollmer will have the right to receive his unpaid base salary through the date of termination and (ii) his vested benefits pursuant to the terms of any employee benefit plans.

Mr. Vollmer executed a customary release in connection with his execution of the employed agreement.  The employment agreement also contains a non-disparagement covenant and certain confidentiality covenants prohibiting Mr. Vollmer from, among other things, disclosing confidential information. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Vollmer will not be permitted to compete with Patterson-UTI in certain circumstances for the term of the employment agreement, subject to early termination as set forth in the employment agreement.

Equity Award Agreements with Named Executive Officers

All unvested stock options, restricted stock and restricted stock unit awards held by Messrs. Siegel, Hendricks, Berns, Vollmer and Smith, and all unvested restricted stock and restricted stock units awarded to Mr. Holcomb after 2016, vest upon a change of control as defined by the underlying award agreements. Upon a change in control as defined in the underlying performance unit award grants, Messrs. Hendricks, Siegel, Berns and Vollmer would receive the target number of shares issuable thereunder. All restricted stock, restricted stock unit and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. With respect to Mr. Hendricks, such a termination at December 31, 2017 would have resulted in the accelerated vesting of 112,017 shares of restricted stock with a fair value of $2,577,511. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2017 would have resulted in the accelerated vesting of 44,583 shares of restricted stock with a fair value of $1,025,855. With respect to Mr. Siegel, such a termination at December 31, 2017 would have resulted in the accelerated vesting of 110,908 shares of restricted stock with a fair value of $2,551,993. With respect to Mr. Smith, such a termination at December 31, 2017 would have resulted in the issuance of 14,697 shares pursuant to the accelerated vesting of restricted stock units with a fair value of $338,178. With respect to Mr. Holcomb, such a termination at December 31, 2017 would have resulted in the accelerated vesting of 29,247 shares of restricted stock and the issuance of 8,945 shares pursuant to the accelerated vesting of restricted stock units with a combined fair value of $878,798. In the event of termination of employment due to death or disability, the holders of performance units would vest in the portion of the performance unit award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control

Amounts that each of the Named Executive Officers would be entitled to under the CIC Agreements (or in the case of Messrs. Hendricks, Smith and Holcomb, the Employment Agreements) and other award agreements if a change in control had occurred as of December 31, 2017 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreements or in the case of Messrs. Hendricks, Smith and Holcomb, the Employment Agreements, and other award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Option Awards ($)(3)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Other Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr	$1,912,639	$6,620,463	$703,126	$8,265,054	$4,971,817	$28,805	$22,501,904
C. Andrew Smith	$—	$1,125,000	$—	$2,165,632	$—	$24,004	$3,314,636
John E. Vollmer III (6)	$—	$—	$421,600	$3,418,619	$1,829,295	$—	$5,669,514
Mark S. Siegel	$2,794,044	$5,263,704	$361,810	$6,741,999	$3,465,260	$—	$18,626,817
Kenneth N. Berns	$1,397,022	$2,509,095	$421,600	$3,418,619	$2,660,600	$—	$10,406,936
James M. Holcomb	$343,111	$1,739,501	$—	$2,729,124	$—	$19,113	$4,830,849

(1)

In the case of Messrs. Hendricks, Smith and Holcomb, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2017. In the case of Messrs. Siegel and Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreements were entered into through December 31, 2017. Because Mr. Smith had not received an annual bonus as of December 31, 2017, his bonus payment for this table is assumed to be zero.

(2)

The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Siegel, Smith and Holcomb) or 2.0 times (in the case of Mr. Berns) of the sum of the 2017 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2016, 2015 and 2014. Bonus amounts earned in 2017 were not considered in this calculation as they were not determined until after December 31, 2017. Because Mr. Smith had not received an annual bonus for such years, this calculation reflects 2.5 times his annual salary (with bonus assumed to be zero).

(3)

Each of the option and stock award agreements for the Named Executive Officers (excluding, in the case of Mr. Holcomb, stock award agreements granted prior to 2017) provide that unvested options and awards will vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI common stock at December 31, 2017.

(4)

Share settled performance units awarded to Messrs. Hendricks, Siegel and Berns in 2015, 2016 and 2017, and Mr. Vollmer in 2015 and 2016, include a provision that upon a change in control as defined in the respective award agreements, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2017, valued at the December 29, 2017 closing price of Patterson-UTI common stock of $23.01 per share.

(5)

Messrs. Hendricks, Smith and Holcomb participated in Patterson-UTI’s health and welfare plans as of December 31, 2017. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks and 30 months in the case of Messrs. Holcomb and Smith. No tax gross-up payments would have been payable to Messrs. Siegel or Berns under the terms of their CIC Agreements.

(6)

Mr. Vollmer’s change in control agreement terminated upon the execution of his employment agreement following his retirement as Executive Vice President – Corporate Development, Chief Financial Officer and Treasurer in 2017.  The terms of his option and stock awards remained unchanged and such award agreements include a provision that unvested shares or options will automatically vest upon a change in control.

In the event of a termination of employment of Messrs. Siegel or Berns for any reason, including voluntary termination, such executive would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to such person that is reflect in the table above. In the case of Messrs. Hendricks, Smith or Holcomb, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above, except that Mr. Hendricks’ cash payment would be higher by $274,861, Mr. Smith’s cash payment would be higher by $984,375 and Mr. Holcomb’s cash payment would be higher by $226,514 as a result of the calculation of the bonus payment for the year in which the termination occurred.

With respect to Messrs. Hendricks, Smith or Holcomb, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Indemnification Agreements

Patterson-UTI has entered into an indemnification agreement with Messrs. Hendricks, Vollmer, Smith, Siegel and Berns and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the Lead Director or the chair of the Audit Committee, each of whom has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction, or direct that such transaction be submitted to the Audit Committee or the full Board of Directors for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $50,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority.

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of

1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 605,000 shares of such Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, Executive Vice President and Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 11, 2018, the stock ownership of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	20,590,666	(1)	9.3%
The Vanguard Group	18,639,477	(2)	8.4%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	1,537,127	(3)	*
C. Andrew Smith	-	(4)	*
John E. Vollmer III	2,179,979	(5)	*
Mark S. Siegel	3,970,029	(6)	1.8%
Kenneth N. Berns	1,840,901	(7)	*
James M. Holcomb	273,803	(8)	*
Charles O. Buckner	109,631	(9)	*
Tiffany (TJ) Thom Cepak	42,926	(10)	*
Michael W. Conlon	77,500	(11)	*
Curtis W. Huff	153,304	(12)	*
Terry H. Hunt	120,491	(13)	*
Janeen S. Judah	5,000	(14)	*
All current directors and executive officers as a group (12 persons)	8,342,202	(15)	3.7%

*	indicates less than 1.0%
(1)

Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2018. According to the report, BlackRock, Inc. has sole voting power with respect to 19,724,266 shares and sole dispositive power with respect to 20,590,666 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(2)

Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 7, 2018. According to the report, The Vanguard Group has sole voting power with respect to 114,819 shares, shared voting power with respect to 35,543 shares, sole dispositive power with respect to 18,506,277 shares and shared dispositive power with respect to 133,200 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable or become exercisable within 60 days to purchase 891,277 shares. Does not include 96,373 shares underlying stock options held by Mr. Hendricks that are not presently exercisable and will not become exercisable within 60 days. Includes 342,220 shares of unvested restricted Common Stock held by Mr. Hendricks, over which he presently has voting power.

(4)	Does not include 94,117 shares underlying unvested restricted stock units.
(5)

Includes shares underlying stock options held by Mr. Vollmer that are presently exercisable or become exercisable within 60 days to purchase 1,179,519 shares. Does not include 57,781 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within 60 days. Includes 140,838 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power. The Common Stock beneficially owned by Mr. Vollmer includes 200,000 shares held in trust(s) for which he is a trustee.

(6)

Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 605,000 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel that are presently exercisable or become exercisable within 60 days to purchase 2,098,669 shares. Does not include 46,231 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within 60 days. Includes 284,837 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power. The Common Stock beneficially owned by Mr. Siegel includes 49,900 shares held in trust(s) for which he is the trustee.

(7)

Includes shares underlying stock options held by Mr. Berns that are presently exercisable or become exercisable within 60 days to purchase 1,179,519 shares. Does not include 57,781 shares underlying stock options held by Mr. Berns that are not presently exercisable and will not become exercisable within 60 days. Includes 140,838 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. The Common Stock beneficially owned by Mr. Berns includes 140,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(8)	Includes 61,606 shares of unvested restricted Common Stock held by Mr. Holcomb, over which he presently has voting power. Does not include 57,000 shares underlying unvested restricted stock units.
(9)

Includes shares underlying presently exercisable stock options held by Mr. Buckner to purchase 70,000 shares. Does not include 7,605 shares underlying unvested restricted stock units. The Common Stock beneficially owned by Mr. Buckner includes 27,000 shares held by CDT Investments, LP, a limited partnership for which he is the sole member of the sole general partner.

(10)	Includes shares underlying presently exercisable stock options held by Ms. Cepak to purchase 30,000 shares. Does not include 7,605 shares underlying unvested restricted stock units.
(11)	Includes shares underlying presently exercisable stock options held by Mr. Conlon to purchase 50,000 shares. Does not include 7,605 shares underlying unvested restricted stock units.
(12)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 60,000 shares. Does not include 7,605 shares underlying unvested restricted stock units.
(13)	Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 70,000 shares. Does not include 7,605 shares underlying unvested restricted stock units.
(14)	Includes 5,000 shares of Common Stock held in a trust for which Ms. Judah is the trustee. Does not include 10,115 shares underlying unvested restricted stock units.
(15)

Includes shares underlying stock options, which are presently exercisable or become exercisable within 60 days, to purchase 4,464,465 shares of Common Stock. Does not include shares underlying stock options to purchase 200,385 shares held by such individuals that are not presently exercisable and will not become exercisable within 60 days. Includes an aggregate of 891,107 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power. Does not include 256,257 shares underlying unvested restricted stock units held by certain directors and executive officers.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information

Equity compensation plan information as of March 31, 2018 follows:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	5,997,150	$20.41	6,867,494
Equity compensation plans not approved by security holders	—	$—	—
Total	5,997,150	$20.41	6,867,494

(1)

The Amended and Restated 2014 Long-Term Incentive Plan provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees (as defined in the Amended and Restated 2014 Long-Term Incentive Plan), officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under this plan. In addition to the Amended and Restated 2014 Long-Term Incentive Plan, this Plan category also includes the 2005 Long-Term Incentive Plan. In connection with the approval of the Amended and Restated 2014 Long-Term Incentive Plan, the Board of Directors approved a resolution that no further options, restricted stock or other awards would be granted under any equity compensation plan, other than the Amended and Restated 2014 Long-Term Incentive Plan. Options granted under the 2005 Long-Term Incentive Plan typically vested over one year for non-employee directors and three years for employees. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee members are Messrs. Buckner (chairman), Huff and Hunt and Ms. Cepak, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Messrs. Buckner and Huff and Ms. Cepak are “audit committee financial experts” within the meaning of applicable SEC rules.

The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.

The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2017.

The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by Auditing Standard 16.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee of the Board of Directors:

Charles O. Buckner, Chairman

Tiffany (TJ) Thom Cepak

Curtis W. Huff

Terry H. Hunt

PricewaterhouseCoopers LLP Fees for Fiscal Years 2017 and 2016

In 2017 and 2016, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred in Fiscal Year 2017	Fees Incurred in Fiscal Year 2016
Audit fees	$2,799,050	$1,775,000
Audit-related fees	572,500	—
Tax fees	50,000	40,000
All other fees	2,893	1,919
Total	$3,424,443	$1,816,919

The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Buckner approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2017 and 2016 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, and quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2017 relate to the performance of certain procedures in connection with the filing of various registration statements and Exchange Act reports and the offer and sale of our 3.95% Senior Notes due 2028. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” consists of an annual subscription fee to a software product. The Audit Committee or Mr. Buckner, as Chairman of the Audit Committee, approved in advance all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Patterson-UTI during 2016 and Forms 5 and amendments thereto furnished to Patterson-UTI with respect to 2017, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by such officers, directors, and beneficial owners of more than 10 percent of a registered class of Patterson-UTI’s common stock were timely made, except that in February 2017, one Form 4 to reflect the exercise by Mr. Buckner of stock options was not timely filed due to a Patterson-UTI administrative error.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2019 Annual Meeting

Proposals or Director Nominations for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals or director nominations for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals or director nominations to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2019 annual meeting of stockholders, proposals or director nominations from stockholders must be received by Patterson-UTI no later than December [ ], 2018, and must otherwise comply with the requirements of Rule 14a-8.

Proposals or Director Nominations not Included in the Proxy Statement.    In addition, Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement, please refer to “Election of Directors – Meetings and Committees of the Board of Directors.” For stockholder proposals to be properly brought before the 2018 annual meeting, by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2019 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 14, 2019 and not later than March 16, 2019; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 14, 2019, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,
•	the name and record address of the stockholder proposing such business,
•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,
•	any material interest of the stockholder in such business, and
•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.

A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Information” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI ENERGY, INC.10713 WEST SAM HOUSTON PARKWAY NORTHSUITE 800HOUSTON, TX 77064VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 0104 Mark S. Siegel 02 Charles O. Buckner 03 Tiffany (TJ) Thom Cepak Michael W. Conlon 05 William Andrew Hendricks, Jr. 06 Curtis W. Huff 07 Terry H. Hunt 08 Janeen S. Judah. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval of amendment of Patterson-UTI’s Restated Certificate of Incorporation. 3. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2018. 4.Approval of an advisory resolution on Patterson-UTI’s compensation of its named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com PATTERSON-UTI ENERGY, INC. Annual Meeting of Stockholders June 14, 2018 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, William Andrew Hendricks, Jr. and C. Andrew Smith, and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 14, 2018, at 10:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas, 77064, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If no directions are made, the proxies will vote “FOR” the nominees for directors, “FOR” the approval of the amendment of the Patterson-UTI Energy, Inc. Restated Certificate of Incorporation, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP and “FOR” the approval of the advisory resolution on executive compensation, as set forth on the reverse side. If any other matter should be presented properly, this proxy will be voted in accordance with the discretion of the above-named proxies. Continued and to be marked, dated and signed on reverse side.